EXHIBIT 10.4

SECOND AMENDMENT TO THE
BPO MANAGEMENT SERVICES, INC.
2007 STOCK INCENTIVE PLAN

WHEREAS, the BPO Management Services, Inc. 2007 Stock Incentive Plan, as previously amended (the “Plan”) has been established by BPO Management Services, Inc. (the “Company”), effective upon its approval by the shareholders of the Company; and

WHEREAS, the shareholders of the Company approved the Plan in June 2007; and

WHEREAS, the Compensation Committee of Board of Directors of the Company have approved this Second Amendment to the Plan to be effective as of May 13, 2009;

NOW, THEREFORE, the Plan is hereby amended as follows:

Section 5.6 of the Plan is hereby amended to read in its entirety as follows:

“ 5.6    Termination of Employment or Service.    In the event of the termination of employment of an Optionee or the separation from service of a Director or consultant (who is an Optionee) for any reason (other than death or Disability as provided below), any Option(s) held by such Optionee (or his Permitted Assignee) under the Plan and not previously exercised or expired shall be deemed canceled and terminated on the day of such termination or separation, unless the Committee decides, in its sole discretion, to extend the term of the Option for a period not to exceed twenty-four (24) months after the date of such termination or separation, provided, however, that in no instance may the term of the Option, as so extended, exceed the maximum term set forth in Section 4.1(b)(ii) or 5.4, above.”

IN WITNESS WHEREOF, BPO Management Services, Inc., acting by and through its officer hereunto duly authorized, has executed this instrument to be effective May 13, 2009.

IN WITNESS WHEREOF, BPO Management Services, Inc., acting by and through its officer hereunto duly authorized, has executed this instrument to be effective May 13, 2009.

BPO MANAGEMENT SERVICES, INC.

By:	/s/ J. Brent Webb
Name: J. Brent Webb
Title: SVP, General Counsel & Asst. Secretary